BESTSELLING AUTHOR, CHEF AND WELLNESS CELEBRITY, ATTILA HILDMANN, TO USE BIOZOOM SCANNER IN HIS NEW FITNESS CHALLENGE

250 participants will follow Hildmann’s Vegan Forever Young lifestyle recommendations for 60 days and measure the health benefits using Biozoom’s handheld scanner

KASSEL, Germany, May 28, 2013 /PRNewswire/ -- Biozoom (BIZM), Attila Hildmann, Germany's most famous vegan chef and bestselling cookbook author has issued a new fitness challenge to coincide with the release of the new book, Vegan Forever Young. Over 60 days, 250 people will follow the principles and recipes from Vegan Forever Young, including exercise and 30 minutes of meditation each day. Participants are expected to lose weight, feel more comfortable and improve their overall health and wellness. Their progress will be measured using the Biozoom health scanner. "The Biozoom scanner is ideal for monitoring the health improvements that will come from adhering to the challenge,” said Hildmann. “Having used the scanner myself, I know it will provide an important measurement that will help the participants stay focused and track the results of overall health improvement.”

“We’ve agreed to work with Attila Hildmann on this ambitious Vegan Forever Young challenge because we are dedicated to helping people improve their overall health and wellness by using our biofeedback health scanner,” said Biozoom CEO, Hardy Hoheisel. “When health conscious people see the instant Biozoom scan results, they often become addicted—finding greater motivation and positive reinforcement to make lifestyle changes. I believe this is something we all want as we work hard to live longer and healthier lives for ourselves and our families.”

Considered the Jamie Oliver of vegan cuisine, Hildmann’s first two cookbooks, Vegan For Fun and Vegan For Fit, were both awarded Best Vegetarian Cookbook of the Year by the Vegetarian Society of Germany. A television celebrity in Germany, Hildmann’s books now also appear in the United States and Canada.  In 2012, Hildmann created the Fit Vegan challenge, in which 100 people switched to a vegan lifestyle for 30 days. The participants in that challenge lost more than 1000 combined pounds, and reported improved wellness in the form of more energy, fewer illnesses and greater mental clarity. “The participants stayed with the program the entire time, and left problems like eczema, irritable bowel syndrome and migraines behind,” said Hildmann.

The 2013 Vegan Forever Young Challenge will add an entirely new objective measure of improvement: biomarker analysis using the handheld, non-invasive Biozoom scanner. Modern national science consistently recommends a balanced, plant-based diet to effectively protect against heart attack, cancer and stroke. A plant-based diet is rich in antioxidants, widely considered to play an important role in both maintaining health and wellness and in combatting the effects of aging.

Biozoom offers the first practical way for consumers to measure their own antioxidant levels. While laboratory-based blood tests to determine antioxidant levels exist, they are expensive, invasive and impractical for use outside of a clinic. The Biozoom scanner is a breakthrough in anywhere, anytime wellness management. With a simple click of a button, the Biozoom scanner reflects a beam of light off the skin and measures the wavelengths of key biomarkers, including antioxidants. The scanner has been proven effective in a number of clinical trials in one of Germany’s most respected teaching hospitals. These studies show the scanner to be as accurate as lab-based machines, and that using it can help people modify their lifestyle behavior and improve their wellness. “I am grateful to Biozoom for making the scanner available to us,” said Hildmann.

About Biozoom

Biozoom is an innovative technology development company, specializing in the commercialization of our advances in mobile spectroscopy.  Our intellectual property portfolio and ongoing research are positioned to apply Biozoom's technology breakthroughs to a wide range of markets. Our first consumer product, the Biozoom scanner, gives people the feedback they need to manage their health, wellness and fitness on demand.  Tested in leading health institutions, our scanner is the first of its kind—a handheld, transdermal device for measuring biomarkers, including antioxidant levels, at the click of a button. Scan results— and customized wellness coaching based on those biomarkers— are sent instantly to a smartphone or online account.  The scanner will enable leaders in the health and wellness industry to create new levels of customer loyalty and revenues as a result. For more information, visit www.biozoom.net.

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Contact:

For further information regarding Biozoom, Inc., please contact investor relations:

James Valente

800-807-0919

Biozoom Inc.

Wilhelmshöher Allee 273 A,

34131 Kassel, Germany

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